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                                                                    EXHIBIT 23.1


                              Accountants' Consent



The Board of Directors
Century South Banks, Inc.:


We consent to incorporation by reference in the Registration Statements (No. 33-37784) on Form S-3 and (Nos. 33-18527 and 33-91922) on Form S-8 of Century South Banks, Inc. of our report dated January 24, 1997, relating to the consolidated balance sheets of Century South Banks, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report is incorporated by reference in the December 31, 1996 Annual Report on Form 10-K of Century South Banks, Inc.



                                          KPMG PEAT MARWICK LLP


Atlanta, Georgia
March 28, 1997